Exhibit 10.75

MANAGEMENT SAVINGS PLAN

ARTICLE I

Establishment and Purpose

St. Jude Medical, LLC (the “Company”) hereby amends and restates the Management Savings Plan (the “Plan”), effective January 1, 2020, in order to incorporate changes made to the Plan since its last restatement and to streamline Plan provisions.  The purpose of the Plan is to attract and retain key employees by providing opportunities to defer receipt of salary, bonus, and other specified compensation.  The Plan is not intended to meet the qualification requirements of Code Section 401(a), but is intended to meet the requirements of Code Section 409A, and shall be operated and interpreted consistent with that intent.

The Plan constitutes an unsecured promise by a Participating Employer to pay benefits in the future.  Participants in the Plan shall have the status of general unsecured creditors of the Company or the Adopting Employer, as applicable.  Each Participating Employer shall be solely responsible for payment of the benefits of its employees and their beneficiaries.  The Plan is unfunded for Federal tax purposes and is intended to be an unfunded arrangement for eligible employees who are part of a select group of management or highly compensated employees of the Employer within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.  Any amounts set aside to defray the liabilities assumed by the Company or an Adopting Employer will remain the general assets of the Company or the Adopting Employer and shall remain subject to the claims of the Company’s or the Adopting Employer's creditors until such amounts are distributed to the Participants.

ARTICLE II

Definitions

Section 2.1            Account.   Account means a bookkeeping account maintained by the Plan Administration Committee to record the payment obligation of a Participating Employer to a Participant as determined under the terms of the Plan.  The Plan Administration Committee may maintain an Account to record the total obligation to a Participant and component Accounts to reflect amounts payable at different times and in different forms.  Reference to an Account means any such Account established by the Plan Administration Committee, as the context requires.  Accounts are intended to constitute unfunded obligations within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

Section 2.2            Account Balance.  Account Balance means, with respect to any Account, the total payment obligation owed to a Participant from such Account as of the most recent Valuation Date.

Section 2.3            Adopting Employer.  Adopting Employer means an Affiliate who, with the consent of the Company, has adopted the Plan for the benefit of its eligible employees and who files a declaration with the Company agreeing to be bound by the terms of the Plan and agreeing to bear its allocable share of the costs and expenses incurred in the operation and administration of the Plan.

Section 2.4            Affiliate.  Affiliate means a corporation, trade or business that, together with the Company, is treated as a single employer under Code Section 414(b) or (c).

Section 2.5            Beneficiary.  Beneficiary means a natural person, estate, or trust designated by a Participant to receive payments to which a Beneficiary is entitled in accordance with provisions of the Plan.

Section 2.6            Bonus. Bonus means any compensation in addition to Eligible Base Compensation, Commissions, and payments made pursuant to the MICP/Other Annual Bonus, paid to a Participant as an employee on a regular, recurring basis under any of the bonus or incentive plans maintained by the Company for one or more specified performance periods.  The Plan Administration Committee’s classification of a remuneration item as included in or excluded from Bonus shall be conclusive for the purpose of the foregoing rules.

Section 2.7            Business Day.  Business Day means each day on which the New York Stock Exchange is open for business.

Section 2.8            Change in Control.  Change in Control means the first to occur of the following events:

(a)           Any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the “beneficial owner” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this paragraph (a), the following acquisitions shall not constitute a Change in Control:  (i) any acquisition directly from the Company, or approved by the Incumbent Directors, following which such Person owns not more than 50% of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, (ii) any acquisition by an underwriter temporarily holding securities pursuant to an offering of such securities, (iii) any acquisition by the Company, (iv) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (v) any acquisition pursuant to a transaction which complies with clauses (i), (ii), and (iii) of paragraph (c) below; or

(b)           Individuals who, as of January 1, 2016, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to January 1, 2016, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Incumbent Directors then comprising the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)           Consummation of a reorganization, merger or consolidation (or similar corporate transaction) involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of another entity (a “Business Combination”), in each case, unless, immediately following such Business Combination, (i) 50% or more of, respectively, the then outstanding shares of common stock and the total voting power of (A) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (B) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 80% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Outstanding Company Common Stock and Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be, were converted pursuant to such Business Combination), and such beneficial ownership of common stock or voting power among the holders thereof is in substantially the same proportion as the beneficial ownership of Outstanding Company Common Stock and the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (ii) no person (other than any employee benefit plan or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation) is or becomes the beneficial owner, directly or indirectly, of 30% or more of the outstanding shares of common stock and the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), unless such acquisition is pursuant to a Business Combination that is an acquisition by the Company or a subsidiary of the Company of the assets or stock of another entity that is approved by the Incumbent Directors, following which such person owns not more than 50% of such outstanding shares and of voting power, and (iii) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination.

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 30% of the Outstanding Company Common Stock or Outstanding Company Voting Securities as a result of the acquisition of Outstanding Company Common Stock or Outstanding Company Voting Securities by the Company which reduces the number of shares of Outstanding Company Common Stock or Outstanding Company Voting Securities; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional shares of Outstanding Company Common Stock or Outstanding Company Voting Securities that increases the percentage of Outstanding Company Common Stock or Outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

Section 2.9              Claimant.  Claimant means a Participant or Beneficiary filing a claim under Article XI of this Plan.

Section 2.10            Code.  Code means the Internal Revenue Code of 1986, as amended from time to time.

Section 2.11            Code Section 409A.  Code Section 409A means section 409A of the Code, and regulations and other guidance issued by the Treasury Department and Internal Revenue Service thereunder.

Section 2.12            Commissions.  Commissions means any compensation in addition to Eligible Base Compensation, Bonus, and payments made pursuant to the MICP/Other Annual Bonus, paid to a Participant as an employee under any employment or compensation agreement or incentive arrangement in connection with the sales of the products of the Company provided (i) a substantial portion of Participant’s services to the Company consists of the direct sale of a product or a service to a customer that is not related or treated as related to the Company or to the Participant (under Treas. Reg. Sections 1.409A-1(f)(2)(ii) and (iv)); (ii) the amount the Company pays to the Participant that consists either of a portion of the purchase price for the product or service or of an amount substantially all of which is calculated by reference to volume of sales; and (iii) payment is either contingent upon the Company receiving payment from an unrelated customer (as described in clause (i) above) for the product or services or, if consistently applied as to all similarly situated service providers, is contingent upon the closing of a sales transaction and such other requirements as the Company may specify before the closing of the sales transaction.  The Plan Administration Committee’s classification of a remuneration item as included in or excluded from Commissions shall be conclusive for the purpose of the foregoing rules.

Section 2.13            Committee.  Committee means the Abbott Laboratories Employee Benefit Board of Review appointed and acting under the Abbott Laboratories Annuity Retirement Plan and having the powers and duties described in this Plan.

Section 2.14            Company. Company means St. Jude Medical, LLC, and any successor thereto.

Section 2.15            Compensation Deferral Agreement.  Compensation Deferral Agreement means an agreement between a Participant and a Participating Employer that specifies:  (i) the amount of each component of compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV, and (ii) the Payment Schedule applicable to one or more Accounts.

Section 2.16            Deferral.  Deferral means a credit to a Participant’s Account(s)  that records that portion of the Participant’s compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV.  Unless the context of the Plan clearly indicates otherwise, a reference to Deferrals includes Earnings attributable to such Deferrals.

Section 2.17            Deferred Compensation Account. Deferred Compensation Account means the Account established for a Participant to record his or her Deferrals made to the Plan with respect to services performed prior to January 1, 2015.  Such Account also includes any deferrals transferred from the St. Jude Medical S.C., Inc., U.S. Division Representative Principals and Sales Associates Deferred Compensation Plan.

Section 2.18            Discretionary Amount Account. Discretionary Amount Account means the Account established for a Participant to record discretionary Company contributions credited on his or her behalf to the Plan with respect to periods commencing prior to January 1, 2015. Such Account also includes any discretionary amounts transferred from the St. Jude Medical S.C., Inc., U.S. Division Representative Principals and Sales Associates Deferred Compensation Plan.

Section 2.19            Earnings.  Earnings means an adjustment to the value of an Account in accordance with Article VII.

Section 2.20            Effective Date.  Effective Date of this amendment and restatement means January 1, 2016.

Section 2.21            Eligible Base Compensation.  Eligible Base Compensation means, for a Participant for any period, except as provided in the succeeding paragraphs of this subsection, the sum of all remuneration paid to the Participant during such period for service as an employee of a Participating Employer as base salary and wages, and short-term disability benefits, and shall be determined without regard to Code Section 401(a)(17) and without regard to amounts deferred pursuant to Code Sections 401(k), 125, and 132(f)(4).  Notwithstanding the foregoing, a Participant’s Eligible Base Compensation will not include:

(a)           amounts deferred or paid under an agreement between the Participating Employer and the Participant that is not a plan qualified under Code Section 401(a), other than this plan;

(b)           contributions made or benefits (other than short-term disability benefits) paid by the Participating Employer under any other employee benefit plan;

(c)           any remuneration not paid in cash (or remuneration otherwise imputed as income, e.g., value of taxable life insurance coverage);

(d)           severance pay;

(e)           reimbursements, allowances, moving expense payments, relocation cost-of-living payments, tax gross-ups and other similar equalization payments;

(f)           paid time off payments; and

(g)           all bonus, incentive, retention or commission-based remuneration of any kind (including, but not limited to,  awards and spot bonus payments).

The Plan Administration Committee’s classification of a remuneration item as included in or excluded from Eligible Base Compensation shall be conclusive for the purpose of the foregoing rules.

Section 2.22            Eligible Employee.  Eligible Employee means an Employee who (i) for the Plan Year or the preceding Plan Year had annual compensation from the Company or another Participating Employer in excess of $150,000 taking into account Eligible Base Compensation, Bonus, Commissions, and amounts paid pursuant to and in accordance with the MICP/Other Annual Bonus or (ii) is designated by the Committee as eligible, provided in either case the employee is a member of a ‘select group of management or highly compensated employees of a Participating Employer within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.’ Notwithstanding the foregoing, effective for calendars years beginning on and after January 1, 2018:

(a)           no Employee will be eligible to participate in the Plan unless such Employee (x) is a Participant with an Account Balance in the Plan as of December 31, 2017, or (y) had a Compensation Deferral Agreement in effect during calendar year 2017; and

(b)           if a Participant is shown as having a grade level less than or equal to grade 19 (or equivalent level if on a different pay grade system) on the applicable Employer’s Human Resource System, and does not elect to defer compensation for a year by timely submitting a Compensation Deferral Agreement in accordance with Sections 4.1 and 4.2, then such Participant shall not be permitted to elect to defer compensation for any future years.

Notwithstanding the foregoing, no Employee who has a grade level equal to or greater than 20 (or equivalent level if on a different pay grade system) on the applicable Employer’s Human Resource System (“Grade 20+ Employee”) may become an Eligible Employee after that date.  No Participant who is a Grade 20+ Employee shall be permitted to elect to defer compensation for any calendar year beginning on or after January 1, 2020.

Section 2.23            Employee.  Employee means a common-law employee of an Employer.

Section 2.24            Employer.  Employer means the Company and each Affiliate.

Section 2.25            ERISA.  ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

Section 2.26            Matching Amount Account. Matching Amount Account means the Account established for a Participant to record Company matching contributions credited on his or her behalf to the Plan with respect to periods commencing prior to January 1, 2015. Such Account also includes any matching amounts transferred from the St. Jude Medical S.C., Inc., U.S. Division Representative Principals and Sales Associates Deferred Compensation Plan.

Section 2.27            MICP/Other Annual Bonus.  MICP means the Management Incentive Compensation Plan of the Company, as may be hereafter amended, or any successor thereto. Other Annual Bonus means a payment made to a Participant as an employee on an annual basis under any of the bonus or incentive plans maintained by the Company.

Section 2.28            Participant. Participant means an Eligible Employee who has an Account Balance greater than zero.

Section 2.29            Participating Employer.  Participating Employer means the Company and each Adopting Employer.

Section 2.30            Payment Schedule.  Payment Schedule means the date as of which payment of an Account under the Plan will commence and the form in which payment of such Account will be made.

Section 2.31            Plan.  Generally, the term Plan means the “Management Savings Plan” as documented herein and as may be amended from time to time hereafter.  However, to the extent permitted or required under Code Section 409A, the term Plan may in the appropriate context also mean a portion of the Plan that is treated as a single plan under Treas. Reg. Section 1.409A-1(c), or the Plan or portion of the Plan and any other nonqualified deferred compensation plan or portion thereof that is treated as a single plan under such section.

Section 2.32            Plan Administration Committee.  The Plan Administration Committee means the Committee or its delegate.

Section 2.33             [RESERVED]

Section 2.34            Plan Year.  Plan Year means January 1 through December 31.

Section 2.35            Pre-2015 Account.  Pre-2015 Account means an Account consisting of all of a Participant’s Deferred Compensation Accounts, Discretionary Amount Accounts, and Matching Amount Accounts.

Section 2.36            Retirement Savings Plan.  Retirement Savings Plan means the St. Jude Medical, Inc. Retirement Savings Plan, as in effect prior to its freeze and merger with and into the Abbott Laboratories Stock Retirement Plan.

Section 2.37            Retirement/Termination Account.  Retirement/Termination Account means an Account established by the Plan Administration Committee to record amounts payable to a Participant upon Separation from Service.   Retirement/Termination Accounts consist solely of Deferrals made for services performed on or after January 1, 2015, and any Company contributions made for periods commencing on or after January 1, 2015.  A Participant may have no more than two Retirement/Termination Accounts, a Primary Retirement/Termination Account which shall be automatically established for a Participant upon his or her initial participation in the Plan (or on January 1, 2015, if later), and a Secondary Retirement/Termination Account which may be established by the Participant on any Compensation Deferral Agreement filed in accordance with Article IV.

Section 2.38            Separation from Service.  Separation from Service means an Employee’s termination of employment with the Employer.  Whether a Separation from Service has occurred shall be determined by the Plan Administration Committee in accordance with Code Section 409A.

Except in the case of an Employee on a bona fide leave of absence as provided below, an Employee is deemed to have incurred a Separation from Service if the Employer and the Employee reasonably anticipated that the level of services to be performed by the Employee after a date certain would be reduced to 20% or less of the average services rendered by the Employee during the immediately preceding 36-month period (or the total period of employment, if less than 36 months), disregarding periods during which the Employee was on a bona fide leave of absence.

An Employee who is absent from work due to military leave, sick leave, or other bona fide leave of absence shall incur a Separation from Service on the first date immediately following the later of: (i) the six month anniversary of the commencement of the leave, or (ii) the expiration of the Employee’s right, if any, to reemployment under statute or contract.  Notwithstanding the preceding, however, an Employee who is absent from work due to a physical or mental impairment that is expected to result in death or last for a continuous period of at least six months and that prevents the Employee from performing the duties of his position of employment or a similar position shall incur a Separation from Service on the first date immediately following the 29-month anniversary of the commencement of the leave, unless the Company or the Participant terminates the leave before that date.

For purposes of determining whether a Separation from Service has occurred, the Employer means the Employer as defined in Section 2.24  of the Plan, except that in applying Code sections 1563(a)(1), (2) and (3) for purposes of determining whether another organization is an Affiliate of the Company under Code Section 414(b), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining whether another organization is an Affiliate of the Company under Code Section 414(c), “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in those sections.

The Plan Administration Committee specifically reserves the right to determine whether a sale or other disposition of substantial assets to an unrelated party constitutes a Separation from Service with respect to a Participant providing services to the seller immediately prior to the transaction and providing services to the buyer after the transaction.

Section 2.39            Specified Date Account.  Specified Date Account means an Account established by the Plan Administration Committee to record the amounts payable at a future date as specified in the Participant’s Compensation Deferral Agreement.  A Specified Date Account may be identified in enrollment materials as an “In-Service Account” or such other name as established by the Plan Administration Committee without affecting the meaning thereof. Specified Date Accounts consist solely of Deferrals made for services performed on or after January 1, 2015.  A Participant may have no more than five Specified Date Accounts at any one time.

Section 2.40            Specified Employee.  Specified Employee means an  Employee who, as of the date of his or her Separation from Service, is a “key employee” of the Company or any Affiliate, any stock of which is actively traded on an established securities market or otherwise.

An Employee is a key employee if he or she meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with applicable regulations thereunder and without regard to Code Section 416(i)(5)) at any time during the 12-month period ending on the Specified Employee Identification Date.  Such Employee shall be treated as a key employee for the entire 12-month period beginning on the Specified Employee Effective Date.

For purposes of determining whether an Employee is a Specified Employee, the compensation of the Employee shall be determined in accordance with the definition of compensation provided under Treas. Reg. Section 1.415(c)-2(d)(3) (wages within the meaning of Code section 3401(a) for purposes of income tax withholding at the source, plus amounts excludible from gross income under section 125(a), 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k) or 457(b), without regard to rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed); provided, however, that, with respect to a nonresident alien who is not a Participant in the Plan, compensation shall not include compensation that is not includible in the gross income of the Employee under Code Sections 872, 893, 894, 911, 931 and 933, provided such compensation is not effectively connected with the conduct of a trade or business within the United States.

Notwithstanding anything in this paragraph to the contrary: (i) if a different definition of compensation has been designated by the Company with respect to another nonqualified deferred compensation plan in which a key employee participates, the definition of compensation shall be the definition provided in Treas. Reg. Section 1.409A-1(i)(2), and (ii) the Company may through action that is legally binding with respect to all nonqualified deferred compensation plans maintained by the Company,  elect to use a different definition of compensation.

In the event of corporate transactions described in Treas. Reg. Section 1.409A-1(i)6), the identification of Specified Employees shall be determined in accordance with the default rules described therein, unless the Employer elects to utilize the available alternative methodology through designations made within the timeframes specified therein.

Section 2.41            Specified Employee Identification Date.  Specified Employee Identification Date means December 31, unless the Employer has elected a different date through action that is legally binding with respect to all nonqualified deferred compensation plans maintained by the Employer.

Section 2.42            Specified Employee Effective Date.  Specified Employee Effective Date means the first day of the fourth month following the Specified Employee Identification Date, or such earlier date as is selected by the Plan Administration Committee.

Section 2.43            SRP.  SRP means the Abbott Laboratories Stock Retirement Plan, as amended from time to time.

Section 2.44            Substantial Risk of Forfeiture.  Substantial Risk of Forfeiture has the meaning specified in Treas. Reg. Section 1.409A-1(d).

Section 2.45            Unforeseeable Emergency.  Unforeseeable Emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant's spouse, the Participant's dependent (as defined in Code section 152, without regard to section 152(b)(l), (b)(2), and (d)(l)(B)), or a Beneficiary; loss of the Participant's property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  The types of events which may qualify as an Unforeseeable Emergency may be limited by the Plan Administrative Committee or by the Divisional Vice President, Compensation and Benefits, of Abbott Laboratories (or, in the event that no individual holds such title, then the individual performing the duties of such title) (“DVP, Compensation and Benefits”).

Section 2.46            Valuation Date. Valuation Date means each Business Day.

Section 2.47            Year of Vesting Service.   Year of Vesting Service means a year of vesting service as defined in the Retirement Savings Plan; for calendar years beginning on and after January 1, 2018, Year of Vesting Service means a year of vesting service as defined in the SRP.

ARTICLE III

Eligibility and Participation

Section 3.1            Eligibility and Participation.  For calendar years beginning prior to January 1, 2018, an Employee shall be eligible to participate in the Plan on the first day of the calendar quarter that is administratively feasible following the date he or she becomes an Eligible Employee.

Section 3.2            Duration.  A Participant shall be eligible to defer compensation and receive allocations of Company Contributions, subject to the terms of the Plan, for as long as such Participant remains an Eligible Employee.  In the event a Participant has, for the current Plan Year, or is expected in good faith to have for the next Plan Year, compensation from the Company or another Participating Employer equal to or less than $100,000, or the Compensation Committee, in its sole and absolute discretion, determines that a Participant is no longer an Eligible Employee, and the Participant has not Separated from Service, the Participant will not be allowed to submit future Compensation Deferral Agreements but may otherwise exercise all of the rights of a Participant under the Plan with respect to his or her Account(s).  On and after a Separation from Service, a Participant shall remain a Participant as long as his or her Account Balance is greater than zero (0), and during such time may continue to make allocation elections as provided in Section 7.4.  An individual shall cease being a Participant in the Plan when all benefits under the Plan to which he or she is entitled have been paid.

Section 3.3            Rehires.  An Eligible Employee who Separates from Service and who subsequently resumes performing services for the Employer in the same calendar year will have his or her Compensation Deferral Agreement for such year, if any, reinstated, but his or her eligibility to participate in the Plan in years subsequent to the year of rehire shall be governed by the provisions of Section 3.1.  An Eligible Employee who Separates from Service and who subsequently resumes performing services for the Employer in a calendar year other than the calendar year in which he or she Separated from Service will be eligible to participate in the Plan upon rehire solely in accordance with the provisions of Section 3.1.

ARTICLE IV

Deferrals

Section 4.1            Deferral Elections, Generally.

(a)           A Participant may elect to defer compensation by submitting a Compensation Deferral Agreement during the enrollment periods established by the Plan Administration Committee and in the manner specified by the Plan Administration Committee, but in any event, in accordance with Section 4.2. A Compensation Deferral Agreement that is not timely filed with respect to a service period or component of compensation, or that is submitted by a Participant who Separates from Service prior to the latest date such agreement would become irrevocable under Section 409A, shall be considered null and void and shall not take effect.  The Plan Administration Committee may modify any Compensation Deferral Agreement prior to the date the election becomes irrevocable under the rules of Section 4.2.

(b)           The Plan Administration Committee may permit different deferral amounts for each component of compensation and may establish a minimum or maximum deferral amount for each such component. Unless otherwise specified by the Plan Administration Committee in the Compensation Deferral Agreement, Participants may defer up to 80% of their Eligible Base Compensation and up to 100% of Bonus, Commissions, or payments under the MICP/Other Annual Bonus. A Compensation Deferral Agreement may also specify the investment allocation described in Section 7.4.

(c)           Deferrals of cash compensation shall be calculated with respect to the gross cash compensation payable to the Participant prior to any deductions or withholdings, but shall be reduced by the Plan Administration Committee as necessary so that it does not exceed 100% of the cash compensation of the Participant remaining after deduction of all required income and employment taxes, 401(k) and other employee benefit deductions, and other deductions required by law. Changes to payroll withholdings that affect the amount of compensation being deferred to the Plan shall be allowed only to the extent permissible under Code Section 409A.

(d)           The Participant shall specify on his or her Compensation Deferral Agreement the amount of Deferrals and whether to allocate Deferrals to one or more Retirement/Termination Accounts or to one or more Specified Date Accounts.  If no designation is made, Deferrals shall be allocated to the Primary Retirement/Termination Account.  A Participant may also specify in his or her Compensation Deferral Agreement the form in which amounts allocated to his or her Plan Accounts shall be distributed.  If the form of payment is not specified for one or more Accounts,  amounts allocated to such Account shall be distributed in a single lump sum.

Section 4.2            Timing Requirements for Compensation Deferral Agreements.

(a)           First Year of Eligibility.  In the case of the first year in which an Eligible Employee becomes eligible to participate in the Plan, the Plan Administration Committee may permit him or her to submit a Compensation Deferral Agreement during the enrollment period established by the Plan Administration Committee, which enrollment period shall not extend beyond the date which is 30 days after the date he or she is first eligible to participate.   Any Compensation Deferral Agreement described in this paragraph becomes irrevocable 30 days after the effective date of the individual’s eligibility to participate in the Plan.

A  Compensation Deferral Agreement filed under this paragraph applies to compensation earned for pay periods beginning in the first calendar quarter commencing after the end of the enrollment period specified by the Plan Administration Committee or such later date as the Plan Administration Committee may designate.  Notwithstanding anything to the contrary herein, a Compensation Deferral Agreement filed under this paragraph that takes effect on a date other than the first day of a Plan Year shall not apply to MICP/Other Annual Bonus payments earned such year.

An Eligible Employee who Separates from Service and who subsequently resumes performing services for the Employer in the same calendar year will not be allowed to submit a new Compensation Deferral Agreement under this paragraph if he or she had a Compensation Deferral Agreement in effect for such year, but shall instead have his or her prior Compensation Deferral Agreement reinstated for such year.

(b)           Prior Year Election.  Except as otherwise provided in this Section 4.2,  the Plan Administration Committee may permit an Eligible Employee to defer Compensation for a year by filing a Compensation Deferral Agreement no later than December 31 of the year prior to the year in which the Compensation to be deferred is earned.  A Compensation Deferral Agreement filed under this paragraph shall become irrevocable on December 31 immediately preceding the year for which it is to be effective.

(c)           Certain Forfeitable Rights.  With respect to a legally binding right to a payment in a subsequent year that is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least 12 months from the date the Participant obtains the legally binding right, the Plan Administration Committee may permit an Eligible Employee to defer such compensation by filing a Compensation Deferral Agreement on or before the 30th day after the legally binding right to the compensation accrues, provided that the Compensation Deferral Agreement is submitted at least 12 months in advance of the earliest date on which the forfeiture condition could lapse.  The Compensation Deferral Agreement described in this paragraph becomes irrevocable after such 30th day.  If the forfeiture condition applicable to the payment lapses before the end of such 12-month period as a result of the Participant’s death or disability (as defined in Treas. Reg. Section 1.409A-3(i)(4)) or upon a change in control event (as described in Treas. Reg. Section 1.409A-3(i)(5)), the Compensation Deferral Agreement will be void unless it would be considered timely under another rule described in this Section.

(d)           “Evergreen” Deferral Elections.  The Plan Administration Committee, in its discretion, may provide that Compensation Deferral Agreements will continue in effect for subsequent years or performance periods by communicating that intention to Participants.  Such “evergreen” Compensation Deferral Agreements will become effective with respect to an item of compensation on the date such election becomes irrevocable under this Section 4.2.  An evergreen Compensation Deferral Agreement may be terminated or modified prospectively with respect to Compensation for which such election remains revocable under this Section 4.2.  A Participant whose Compensation Deferral Agreement is cancelled in accordance with Section 4.6 will be required to file a new Compensation Deferral Agreement under this Article IV in order to recommence Deferrals under the Plan.

Section 4.3            Allocation of Deferrals.  A  Compensation Deferral Agreement may allocate Deferrals to one or more Specified Date Accounts and/or to one or both Retirement/Termination Accounts.  The Plan Administration Committee may, in its discretion, establish a minimum deferral period for the establishment of a Specified Date Account (for example, the second Plan Year following the year compensation is first allocated to such accounts.).  In the event a Participant’s Compensation Deferral Agreement allocates compensation to a Specified Date Account that does not satisfy the minimum deferral period established by the Plan Administration Committee (if any), the compensation shall be allocated to the Retirement/Termination Account of the Participant with the shortest payment duration.

Section 4.4            Deductions from Pay.  The Plan Administration Committee has the authority to determine the payroll practices under which any component of compensation subject to a Compensation Deferral Agreement will be deducted from a Participant’s compensation.  To the extent the Plan Administration Committee allows Deferrals from compensation equal to corrective distributions received from a qualified 401(k) plan of the Employer, Deferrals equal to the amount of the corrective distribution shall be deducted from the first payment of compensation made on or after the date such corrective distribution is issued to the Participant, and shall be deducted from subsequent compensation payments only to the extent the first compensation payment is insufficient to fully fund the Deferral.

Section 4.5            Vesting.  Participant Deferrals shall be 100% vested at all times.

Section 4.6            Cancellation of Deferrals.  The Plan Administration Committee may cancel a Participant’s Deferrals: (i) for the balance of the Plan Year in which an Unforeseeable Emergency occurs,  and (ii) if the Participant receives a hardship distribution under the Employer’s qualified 401(k) plan, through the end of the

Plan Year in which the six month anniversary of the hardship distribution falls.  To the extent Deferrals are cancelled under (i) or (ii), no subsequent Compensation Deferral Agreement may take effect prior to the first day of the Plan Year that begins on or after the 12-month anniversary of the emergency payment or hardship distribution.

ARTICLE V

Company Contributions

Section 5.1            Matching Contributions.  For each Plan Year, the Participating Employer may, from time to time in its sole and absolute discretion, credit Matching Contributions to the Account of a Participant who has completed a Year of Vesting Service and is employed on the last day of such Plan Year.  Such contributions shall be based on whether a matching contribution is made by the Company under the Retirement Savings Plan with respect to that Plan Year and, if a contribution is made, the amount of such contribution.  If a Matching Contribution is credited to a Participant’s Account pursuant to this Section 5.1, it shall be an amount equal to the product of:

(a)          The rate of matching contributions made by the Company, if any, with respect to elective deferrals under the Retirement Savings Plan, multiplied by

(b)         The amount the Participant elected to defer for the Plan Year in accordance with the Participant’s election under Section 4.2 up to 3% of the first one hundred thousand dollars ($100,000) of the Participant’s compensation for the Plan Year that exceeds the compensation limit under Code Section 401(a)(17) for such year;

provided, however, that the total of Matching Contributions under this Plan and matching contributions the Company made or would have made under the Qualified Plan if the Participant made the maximum elective deferrals permitted for highly compensated employees under that plan shall not exceed 100% of the matching contribution that would have been provided under the Retirement Savings Plan absent any plan-based restrictions that reflect limits on qualified plan contributions under the Code and based upon compensation as defined under the Retirement Savings Plan.  Matching Contributions credited on or after January 1, 2015, shall be credited to a Participant’s Primary Retirement/Termination Account.  Notwithstanding the foregoing, for calendar years beginning on and after January 1, 2018, “SRP” shall be substituted for “Retirement Savings Plan” where such references appear throughout this Section 5.1.

Section 5.2            Discretionary Company Contributions.  The Participating Employer may, from time to time in its sole and absolute discretion, make Discretionary Contributions for a Plan Year to the account of one or more Participants, provided the Participant is an employee of the Company or another Participating Employer as of the last day of the Plan Year and determined in accordance with the provisions of this Section 5.2.  Authorization for any Discretionary Contributions pursuant to this Section 5.2 shall be by written resolution duly authorized by the Compensation Committee, which resolution shall specify the amount of the contribution (whether in terms of dollars, percentage of net profits, or percentage of Participant compensation), the period to which the Discretionary Contribution is to be allocated, and any other terms applicable to such contribution.  Unless otherwise specified, such resolution shall apply only to the contribution so authorized, and shall not authorize any such Discretionary Contribution for any future period.  In the event no resolution is adopted by the Compensation Committee or its delegate, no Discretionary Contribution shall be authorized or presumed.  All Discretionary Contributions will be credited to a Participant’s Primary Retirement/Termination Account.

Section 5.3            Vesting.  Except as may be otherwise provided by the Participating Employer, Company Contributions described in Sections 5.1 and 5.2, above, and the Earnings thereon, shall become vested based on the Participant’s Years of Vesting Service, as follows:

Years of Vesting Service	Vested Percentage

Less than one	0%
At least one but less than two	20%
At least two but less than three	40%
At least three but less than four	60%
At least four but less than five	80%
Five or more	100%

All Company Contributions shall become 100% vested upon the occurrence of a Change in Control.  The Participating Employer may, at any time, in its sole discretion, increase a Participant’s vested interest in a Company Contribution.  The portion of a Participant’s Accounts that remains unvested upon his or her Separation from Service after the application of the terms of this Section 5.3 shall be forfeited. The provisions of this Section 5.3 shall apply to any amounts credited to a Participant’s Matching Amounts Account or Discretionary Amounts Account, including discretionary amounts and matching amounts transferred from the St. Jude Medical S.C., Inc., U.S. Division Representative Principals and Sales Associates Deferred Compensation Plan that were not vested as of the date the transfer occurred; transferred amounts that were vested as of the date of transfer shall continue to be fully vested.

Notwithstanding anything to the contrary herein:

(a)           Except as otherwise provided by written agreement between a Participant and the Company, notwithstanding any provision in this Article V to the contrary, the Participant’s vested interest in any amounts credited under the Plan shall not be accelerated to the extent that the Company determines that such acceleration would cause the deduction limitations of Code §280G to become effective.  The provisions of this paragraph (a) shall take precedence over the provisions of any other agreement between the Participant and the Company to which the deduction limitation of Code §280G applies, and shall result in any reduction under the deduction limitations of Code §280G being applied first to the Participant’s Accounts under this Plan before any other reduction as a result of the limitations of Code §280G.

(b)           In the event that vesting of any amounts credited under the Plan is not accelerated pursuant to such a determination, the Participant may request independent verification of the calculations of the Company with respect to the application of Code §280G.  In such case, the Company must provide to the Participant within 30 business days of such a request an opinion from a national accounting firm selected by the Participant, to the effect that, in the opinion of that accounting firm that any limitation in the vested percentage hereunder is necessary to avoid the limits of Code §280G, and containing supporting calculations, or, in the absence of such an opinion, shall cause such amounts to become fully vested.  The cost of such opinion shall be paid for by the Company.

(c)           Any amounts credited under the Plan that are not accelerated due to such a determination shall continue to be subject to the Vesting Schedule of this Section 5.3 without regard to the acceleration provisions thereof.

ARTICLE VI

Payments from Accounts

A Participant’s Accounts shall be distributed in accordance with the provisions of this Article VI.

Section 6.1            Retirement/Termination Accounts shall be distributed commencing the first calendar quarter that begins after Separation from Service, based on the value of the Account(s) as determined under Article VII.  Payment shall be made in a single lump sum, unless the Participant elects on the Compensation Deferral Agreement with which the Account was established to have such Account paid in quarterly installments over a period of two to fifteen years.  Notwithstanding anything to the contrary in this Section 6.1, if at the time a Participant Separates from Service he or she has fewer than five Years of Vesting Service or the total of all of his Accounts is $25,000 or less, all of his Accounts will be distributed in a single lump sum.

Notwithstanding anything to the contrary in this Section 6.1, payment to a Participant who is a Specified Employee as of the date such Participant incurs a Separation from Service will be made or begin in the first calendar quarter following the six-month anniversary of the Participant’s Separation from Service (or within 90 days of the Participant’s date of death, if earlier).

Section 6.2           Specified Date Accounts shall be distributed in January of the year selected by the Participant, based on the value of the Account(s) as determined under Article VII.  Payment shall be made in a single lump sum, unless the Participant elects on the Compensation Deferral Agreement with which the Account was established to have such Account paid in annual installments over a period of up to five years.

In the event a Participant Separates from Service before his or her Specified Date Account(s) has been fully distributed, any remaining balances shall be distributed in a single lump sum, unless the Participant elects, on the Compensation Deferral Agreement with which the Account was established, to have such remaining balances distributed in accordance with his or her Primary Retirement/Termination Account payment elections.  Payment shall be made at the time specified in Section 6.1.

Section 6.3           Pre-2015 Accounts (other than a Deferred Compensation Account(s)s payable at a scheduled date) shall be distributed commencing the first calendar quarter that begins after Separation from Service, based on the value of the Account(s) as determined under Article VII.  Payment shall be made in a single lump sum, unless the Participant elects on the Compensation Deferral Agreement with which the Account was established to have such Account paid in quarterly installments over a period of five, ten or fifteen years.  Notwithstanding anything to the contrary in this Section 6.3, if at the time a Participant Separates from Service he or she has fewer than five Years of Vesting Service or the total of all of his Accounts is $25,000 or less, all of his Accounts will be distributed in a single lump sum.

Notwithstanding anything to the contrary in this Section 6.3, payment to a Participant who is a Specified Employee as of the date such Participant incurs a Separation from Service will be made or begin in the first calendar quarter following the six-month anniversary of the Participant’s Separation from Service (or within 90 days of the Participant’s date of death, if earlier).

The portion of a Participant’s Pre-2015 Account consisting of Deferred Compensation Accounts that are payable upon a scheduled date shall be paid in a single lump sum in January of the year specified, based on the value of the Account(s) as determined under Article VII. In the event a Participant Separates from Service before such Account(s) are distributed, such Account(s) shall be distributed in accordance with the form and timing of payments applicable to his or her Discretionary and Match Amount Accounts for the year the deferrals were made.

Section 6.4            Death.  Notwithstanding anything to the contrary in this Article VI, upon the death of the Participant, all Retirement/Termination Accounts, Specified Date Accounts, and Pre-2015 Accounts shall be paid to his or her Beneficiary in a single lump sum within 90 days of the date of the Participant’s death.

(a)           Designation of Beneficiary in General.  The Participant shall designate one or more primary and/or contingent Beneficiaries on the forms provided by the Plan Administration Committee or on such terms and conditions as the Plan Administration Committee may prescribe.  No such designation shall become effective unless filed with and accepted by the Plan Administration Committee during the Participant’s lifetime.  Any designation shall remain in effect until a new designation is filed with the Plan Administration Committee; provided, however, that in the event a Participant designates his or her spouse as a Beneficiary, such designation shall be automatically revoked upon the dissolution of the marriage unless, following such dissolution, the Participant submits a new designation naming the former spouse as a Beneficiary.  A Participant may from time to time change his or her designated Beneficiary without the consent of a previously-designated Beneficiary by filing a new designation with the Plan Administration Committee.

(b)           No Beneficiary.  If a designated Beneficiary does not survive the Participant, or if there is no valid Beneficiary designation, amounts payable under the Plan upon the death of the Participant shall be paid to the first of the following classes of individuals with a member surviving the Participant and (except in the case of surviving issue) in equal shares if there is more than one member in such class:

(i)         Participant’s surviving spouse

(ii)        Participant’s surviving issue per stirpes and not per capita

(iii)       Participant’s surviving parents

(iv)       Participant’s surviving brothers and sisters

(v)         Participant’s estate.

(c)           Disclaimers by Beneficiaries.  A Beneficiary entitled to a distribution of all or a portion of the benefits which may be payable with respect to the Participant under the Plan may disclaim an interest therein subject to the following requirements.  To be eligible to disclaim, a Beneficiary must be a natural person, must not have received a distribution of all or any portion of the benefits which may be payable with respect to the Participant under the Plan at the time such disclaimer is executed and delivered, and must have attained at least age 21 years as of the date of the Participant’s death.  Any disclaimer must be in writing and must be executed personally by the Beneficiary before a notary public.  A disclaimer shall state that the Beneficiary’s entire interest in the undistributed benefits payable with respect to the Participant under the Plan is disclaimed or shall specify what portion thereof is disclaimed.  To be effective, duplicate original executed copies of the disclaimer must be both executed and actually delivered to the Company after the date of the Participant’s death but not later than 60 days after the date of the Participant’s death.  A disclaimer shall be irrevocable when delivered to the Company.  A disclaimer shall be considered to be delivered to the Company only when actually received and acknowledged by the Company.  The Company shall be the sole judge of the content, interpretation and validity of a purported disclaimer.  Upon the filing of a valid disclaimer, the Beneficiary shall be considered not to have survived the Participant as to the interest disclaimed.  A disclaimer by a Beneficiary shall not be considered to be a transfer of an interest in violation of the provisions of the Plan and shall not be considered to be an assignment or alienation of benefits in violation of federal law prohibiting the assignment or alienation of benefits under this Plan.  No other form of attempted disclaimer shall be recognized by the Company.

(d)           Definitions.  When used herein and, unless the Participant has otherwise specified in the Participant’s Beneficiary designation, when used in a Beneficiary designation, “issue” means all persons who are lineal descendants of the person whose issue are referred to, including legally adopted descendants and their descendants but not including illegitimate descendants and their descendants; “child” means an issue of the first generation; “per stirpes” means in equal shares among living children of the person whose issue are referred to and the issue (taken collectively) of each deceased child of such person, with such issue taking by right of representation of such deceased child; and “survive” and “surviving” mean living after the death of the Participant.

(e)           Special Rules.  Unless the Participant has otherwise specified in the Participant’s Beneficiary designation, the following rules shall apply:

(i)           If there is not sufficient evidence that a Beneficiary was living at the time of the death of the Participant, it shall be deemed that the Beneficiary was not living at the time of the death of the Participant.

(ii)           The automatic Beneficiaries specified in subsection (b) of this Section 6.4 and the Beneficiaries designated by the Participant shall become fixed at the time of the Participant’s death so that, if a Beneficiary survives the Participant but dies before the receipt of all payments due such Beneficiary hereunder, such remaining payments shall be payable to the representative of such Beneficiary’s estate.

(iii)           If the Participant designates as a Beneficiary the person who is the Participant’s spouse on the date of the designation, either by name or by relationship, or both, the dissolution, annulment or other legal termination of the marriage between the Participant and such person shall automatically revoke such designation.  (The foregoing shall not prevent the Participant from designating a former spouse as a Beneficiary on a form executed by the Participant and received by the Company after the date of the legal termination of the marriage between the Participant and such former spouse, and during the Participant’s lifetime.)

(iv)           Any designation of a nonspouse Beneficiary by name that is accompanied by a description of relationship to the Participant shall be given effect without regard to whether the relationship to the Participant exists either then or at the Participant’s death.

(v)           Any designation of a Beneficiary only by statement of relationship to the Participant shall be effective only to designate the person or persons standing in such relationship to the Participant at the Participant’s death.

(f)           Validity of Designation.  A Beneficiary designation is permanently void if it either is executed or is filed by a Participant who, at the time of such execution or filing, is then a minor under the law of the state of the Participant’s legal residence.  The Company shall be the sole judge of the content, interpretation and validity of a purported Beneficiary designation.

(g)           No Spousal Rights.  Prior to the death of the Participant, no spouse or surviving spouse of a Participant and no person designated to be a Beneficiary shall have any rights or interest in the benefits credited under this Plan including, but not limited to, the right to be the sole Beneficiary or to consent to the designation of Beneficiaries (or the changing of designated Beneficiaries) by the Participant.

Section 6.5            Unforeseeable Emergency.  A Participant who experiences an Unforeseeable Emergency may submit a written request to the Divisional Vice President, Compensation and Benefits to receive payment of all or any portion of his or her vested Accounts. If an emergency payment is approved by the Divisional Vice President, Compensation and Benefits, (i) the amount of the payment shall not exceed the amount reasonably necessary to satisfy the need, taking into account the additional compensation that is available to the Participant as the result of cancellation of deferrals to the Plan, including amounts necessary to pay any taxes or penalties that the Participant reasonably anticipates will result from the payment, and (ii) deferrals shall be cancelled for the time specified in Section 4.6. Emergency payments shall be paid in a single lump sum within the 90-day period following the date the payment is approved by the Divisional Vice President, Compensation and Benefits, and shall be subtracted from the Participant’s Accounts in the following order: (i) from any Specified Date Accounts, beginning with the Specified Date Account with the latest payment commencement date, (ii) then from Deferred Compensation Accounts scheduled to be paid at a specified date, beginning with the Account with the latest payment commencement date, (iii) then from any Retirement/Termination Accounts, beginning with the Account with the longest payment period, and (iv) finally from any Pre-2015 Accounts scheduled to be paid at Separation from Service, beginning with the Account with the longest payment period.

Section 6.6            Small Balances.  Notwithstanding anything to the contrary in this Article VI, the Plan Administration Committee may direct in writing an immediate lump sum payment of the Participant’s Accounts if the balance of such Accounts, combined with any other amounts required to be treated as deferred under a single plan pursuant to Code Section 409A, does not exceed the applicable dollar amount under Code Section 402(g)(1)(B), provided any other such aggregated amounts are also distributed in a lump sum at the same time. Such lump sum payment shall automatically be made if the balance of such Accounts does not exceed the applicable dollar amount under Code Section 402(g)(1)(B) at the time the Participant Separates from Service.

Section 6.7            Administrative Discretion with Regard to Timing of Payments.  Notwithstanding anything to the contrary in this Article VI, the Plan Administration Committee may make a payment at the time specified in the preceding paragraphs or at a later date that falls in the same calendar year as the specified time or, if later, by the 15th day of the third calendar month following the time specified, provided the Participant is not permitted, directly or indirectly, to designate the taxable year in which payment will be made.  Further, the Plan Administration Committee may make a payment up to 30 days preceding the time specified in the preceding paragraphs, provided the Participant is not permitted, directly or indirectly, to designate the taxable year in which the payment will be made.  To the extent the Plan Administration Committee exercises its discretion hereunder, payment of the Account shall be based on the value of the Account as of the date specified by the Plan Administration Committee, which shall be no earlier than the end of the month preceding payment and shall be no later than the Business Date preceding the date of payment.

Section 6.8            Acceleration of or Delay in Payments. Notwithstanding anything to the contrary in this Article VI, the Plan Administration Committee, in its sole and absolute discretion, may elect to accelerate the time or form of payment of an Account, provided such acceleration is permitted under Treas. Reg. Section 1.409A-3(j)(4). The Plan Administration Committee may also, in its sole and absolute discretion, delay the time for payment of an Account, to the extent permitted under Treas. Reg. Section 1.409A-2(b)(7).

Section 6.9            Rules Applicable to Installment Payments.  If a Payment Schedule specifies installment payments, annual payments will be made beginning as of the payment commencement date for such installments and shall continue on each anniversary thereof until the number of installment payments specified in the Payment Schedule has been paid. The amount of each installment payment shall be determined by dividing (a) by (b), where (a) equals the Account Balance as of the Valuation Date and (b) equals the remaining number of installment payments.  For purposes of Section 6.10, installment payments will be treated as a single form of payment. If an Account is payable in installments, the Account will continue to be credited with Earnings in accordance with Article VII hereof until the Account is completely distributed.

Section 6.10            Modifications to Payment Schedules.  A Participant may not modify the Payment Schedule elected by him or her with respect to a Retirement/Termination Account, nor with respect to that portion of the Pre-2015 Account scheduled to be paid upon Separation from Service.  A Participant may make one modification to the Payment Schedule of each Specified Date Account, and to that portion of any Deferred Compensation Accounts that are distributable upon a scheduled date, consistent with the permissible Payment Schedules available under the Plan, provided such modification complies with the requirements of this Section 6.10.

(a)           Time of Election. The date on which a modification election is submitted to the Plan Administration Committee must be at least 12 months prior to the date on which payment is scheduled to commence under the Payment Schedule in effect prior to the modification.

(b)           Date of Payment under Modified Payment Schedule. The date payments are to commence under the modified Payment Schedule must be no earlier than five years after the date payment would have commenced under the original Payment Schedule, unless the modification relates to amounts payable upon death or Disability. Under no circumstances may a modification election result in an acceleration of payments in violation of Code Section 409A.

(c)           Effective Date. A modification election submitted in accordance with this Section 6.10 is irrevocable 12 months after the date it is received by the Plan Administration Committee.

(d)           Effect on Accounts. An election to modify a Payment Schedule is specific to the Account or payment event to which it applies, and shall not be construed to affect the Payment Schedules of any other Accounts.

ARTICLE VII

Valuation of Account Balances; Investments

Section 7.1            Valuation.  Deferrals shall be credited to appropriate Accounts on the date such compensation would have been paid to the Participant absent the Compensation Deferral Agreement.  Company Contributions shall be credited to the Retirement/Termination Account at the times related contributions are credited to the SRP or, if there are no related contributions, at the times determined by the Compensation Committee.  Valuation of Accounts shall be performed under procedures approved by the Plan Administration Committee.

Section 7.2            Earnings Credit.  Each Account will be credited with Earnings on each Business Day, based upon the Participant’s investment allocation among a menu of investment options selected in advance by the Plan Administration Committee, in accordance with the provisions of this Article VII  (“investment allocation”).  Earnings on amounts deferred or credited to the Plan shall accrue as soon as administratively feasible following the date of deferral or crediting.  Earnings shall no longer accrue as of a date no later than seven business days prior to the date an amount is distributed from a Participant’s Account.

Section 7.3            Investment Options.  Investment options will be determined by the Plan Administration Committee.  The Plan Administration Committee, in its sole discretion, shall be permitted to add or remove investment options from the Plan menu from time to time, provided that any such additions or removals of investment options shall not be effective with respect to any period prior to the effective date of such change.

Section 7.4            Investment Allocations.  A Participant’s investment allocation constitutes a deemed, not actual, investment among the investment options comprising the investment menu. At no time shall a Participant have any real or beneficial ownership in any investment option included in the investment menu, nor shall the Participating Employer or any trustee acting on its behalf have any obligation to purchase actual securities as a result of a Participant’s investment allocation. A Participant’s investment allocation shall be used solely for purposes of adjusting the value of a Participant’s Account Balances.

A Participant shall specify an investment allocation for each of his Accounts in accordance with procedures established by the Plan Administration Committee.  Allocation among the investment options must be designated in increments of 1%.  The Participant’s investment allocation will become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Plan Administration Committee, the next Business Day.

A Participant may change an investment allocation on any Business Day, both with respect to future credits to the Plan and with respect to existing Account Balances, in accordance with procedures adopted by the Plan Administration Committee.  Changes shall become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Plan Administration Committee, the next Business Day, and shall be applied prospectively.

Section 7.5            Unallocated Deferrals and Accounts.  If the Participant fails to make an investment allocation with respect to an Account, such Account may be deemed allocated to a default investment option, if any, established by the Plan Administration Committee.

ARTICLE VIII

Administration

Section 8.1            Role of the Company.  The Company is the sponsor of the plan.

Section 8.2            Role of the Committee.  The Committee, or any committee or position of the Company designated by the Committee, shall have the following duties and responsibilities:

(a)           to amend or terminate the Plan, pursuant to Article IX;

(b)           to annually determine the amount of any Company contributions, pursuant to Article V; and

(c)           to approve the merger or spin-off of the Plan or any portion of the Plan.

Section 8.3            Role of the Plan Administration Committee. The Plan Administration Committee, or any committee or position of the Company designated by the Plan Administration Committee, shall serve as the plan administrator. It shall be a principal duty of the plan administrator to see that the Plan is carried out, in accordance with its terms, for the exclusive benefit of persons entitled to participate in the Plan without discrimination among them. Benefits under the Plan shall be paid only if the plan administrator decides, in his or her discretion, that the applicant is entitled to them. For this purpose, the plan administrator’s powers will include but will not be limited to, the following authority, in addition to all other powers provided by this Plan:

(a)           to make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan, including the establishment of any claims procedures that may be required by applicable provisions of law;

(b)           to exercise discretion in interpreting the Plan, any interpretation to be reviewed under the arbitrary and capricious standard;

(c)           to exercise discretion in deciding all questions concerning the Plan and the eligibility of any person to participate in the Plan; such decision to be reviewed under the arbitrary and capricious standard;

(d)           to appoint such agents, counsel, accountants, consultants and other persons as may be required to assist in administering the Plan;

(e)           to allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan, any such allocations, delegation or designation to be in writing;

(f)           to determine the amount and type of benefits to which any Participant or Beneficiary shall be entitled hereunder, including the method and date for all valuations under the Plan;

(g)           to receive from the Employers and from Participants such information as shall be necessary for the proper administration of the Plan or any of its programs;

(h)           to maintain or cause to be maintained all the necessary records for the administration of the Plan;

(i)           to receive, review and keep on file (as it deems convenient and proper) reports of benefit payments made by the Plan;

(j)           to determine and allocate among the Employers the liability to the Company associated with Plan benefits in accordance with the Plan and to determine the time at which and manner in which that liability shall be paid to the Company;

(k)           to make, or cause to be made, equitable adjustments for any mistakes or errors made in the administration of the Plan; and

(l)           to do all other acts which the plan administrator deems necessary or proper to accomplish and implement its responsibilities under the Plan.

Section 8.4            Role of the Benefit Administrator.  The Benefit Administrator is the contractual service provider to the Plan appointed by the Plan Administration Committee to assist the Plan Administration Committee in the administration of the Plan as provided in this Article VIII and the Plan Administration Committee in the designation of the investment options as provided in Article VII.  The Benefit Administrator’s duties shall be stated in contractual agreements with the Plan Administration Committee, including, for example, serving as:  record keeper for participant accounts in the Plan; manager of the call center and websites that support the Plan; and provider of administrative forms, notices and communications to participants.  The Benefit Administrator shall perform such services in accordance with the terms of its contractual agreement(s) with the Plan Administration Committee and/or the Plan Administration Committee.

Section 8.5             [RESERVED]

Section 8.6            Compensation.  No member of the Plan Administration or Plan Administration Committees shall receive any compensation from the Trust for services provided.

Section 8.7            Indemnity.  The Company shall, to the greatest extent permitted by applicable law, indemnify each member of the Plan Administration and Plan Administration Committees, and any other employee of the Company, including any officer, who in the performance of his or her duties as an employee exercises any discretion or control over the administration of the Plan or its assets against any and all claims, loss, damages, expenses (including counsel fees approved by the respective committee), and liability (including any amounts paid in settlement with the respective committee’s approval) arising from any loss or damage or depreciation which may result in connection with the execution of the respective committee’s duties or the exercise of the respective committee’s discretion or from any other action or failure to act hereunder.

ARTICLE IX

Amendment and Termination

Section 9.1            Amendment and Termination.  The Company may at any time and from time to time amend the Plan or may terminate the Plan as provided in this Article IX.  Each Participating Employer may also terminate its participation in the Plan.

Section 9.2            Amendments.  The Company may amend the Plan, in whole or in part, at any time, provided, however, that no amendment shall have a materially adverse impact on a Participant’s reasonably expected economic benefit attributable to compensation deferred by the Participant prior to January 4, 2017. Any amendment which increases the total cost of the Plan to an Employer in excess of $250,000 in each of the three full calendar years next following the date of the amendment shall be approved by the Plan Administration Committee. The Executive Vice President, Human Resources of Abbott Laboratories (or, in the event that no individual holds such title, then the individual performing the duties of such title) shall approve all other amendments to the Plan.

Section 9.3            Termination.  The Committee may at any time terminate the Plan with respect to future Deferrals. The Committee may also terminate and liquidate the Plan in its entirety; provided that such termination and liquidation are consistent with the provisions of Code Section 409A. Upon any such termination, the Company shall pay to the Participant the benefits the Participant is entitled to receive under the Plan, determined as of the termination date, in compliance with Code Section 409A.

Section 9.4            Accounts Taxable Under Code Section 409A.  The Plan is intended to constitute a plan of deferred compensation that meets the requirements for deferral of income taxation under Code Section 409A.  The Plan Administration Committee, pursuant to its authority to interpret the Plan, may sever from the Plan or any Compensation Deferral Agreement any provision or exercise of a right that otherwise would result in a violation of Code Section 409A.

ARTICLE X

Informal Funding

Section 10.1            General Assets.  Obligations established under the terms of the Plan may be satisfied from the general funds of the Participating Employers, or a trust described in this Article X.  No Participant, spouse or Beneficiary shall have any right, title or interest whatever in assets of the Participating Employers.  Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Participating Employers and any Employee, spouse, or Beneficiary.  To the extent that any person acquires a right to receive payments hereunder, such rights are no greater than the right of an unsecured general creditor of the Participating Employer.

Section 10.2            Rabbi Trust.  A Participating Employer may, in its sole discretion, establish a grantor trust, commonly known as a rabbi trust, as a vehicle for accumulating assets to pay benefits under the Plan.  Payments under the Plan may be paid from the general assets of the Participating Employer or from the assets of any such rabbi trust.  Payment from any such source shall reduce the obligation owed to the Participant or Beneficiary under the Plan.

If a rabbi trust is in existence upon the occurrence of a Change in Control, each Participating Employer shall contribute in cash or liquid securities such amounts as are necessary so that the value of assets after making the contributions equals the total value of all Account Balances.

ARTICLE XI

Claims

Section 11.1            Filing a Claim. Any controversy or claim arising out of or relating to the Plan shall be filed in writing with the Plan Administration Committee which shall make all determinations concerning such claim. Any claim filed with the Plan Administration Committee and any decision by the Plan Administration Committee denying such claim shall be in writing and shall be delivered to the Participant or Beneficiary filing the claim (the “Claimant”).

(a)           In General.  Notice of a denial of benefits will be provided within 90 days of the Plan Administration Committee’s receipt of the Claimant's claim for benefits. If the Plan Administration Committee determines that it needs additional time to review the claim, the Plan Administration Committee will provide the Claimant with a notice of the extension before the end of the initial 90-day period. The extension will not be more than 90 days from the end of the initial 90-day period and the notice of extension will explain the special circumstances that require the extension and the date by which the Plan Administration Committee expects to make a decision.

(b)           Contents of Notice.  If a claim for benefits is completely or partially denied, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language.  The notice shall: (i) cite the pertinent provisions of the Plan document, and (ii) explain, where appropriate, how the Claimant can perfect the claim, including a description of any additional material or information necessary to complete the claim and why such material or information is necessary. The claim denial also shall include an explanation of the claims review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision on review.

Section 11.2            Appeal of Denied Claims. A Claimant whose claim has been completely or partially denied shall be entitled to appeal the claim denial by filing a written appeal with the Plan Administration  Committee.  A Claimant who timely requests a review of the denied claim (or his or her authorized representative) may review, upon request and free of charge, copies of all documents, records and other information relevant to the denial and may submit written comments, documents, records and other information relevant to the claim to the Plan Administration Committee.  All written comments, documents, records, and other information shall be considered “relevant” if the information: (i) was relied upon in making a benefits determination, (ii) was submitted, considered or generated in the course of making a benefits decision regardless of whether it was relied upon to make the decision, or (iii) demonstrates compliance with administrative processes and safeguards established for making benefit decisions. The Plan Administration Committee may, in its sole discretion and if it deems appropriate or necessary, decide to hold a hearing with respect to the claim appeal.

(a)           In General.  Appeal of a denied benefits claim must be filed in writing with the Plan Administration Committee no later than 60 days after receipt of the written notification of such claim denial.  The Plan Administration Committee shall make its decision regarding the merits of the denied claim within 60 days following receipt of the appeal (or within 120 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim).  If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Plan Administration Committee expects to render the determination on review.  The review will take into account comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.

(b)           Contents of Notice.  If a benefits claim is completely or partially denied on review, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language.

The decision on review shall set forth: (i) the specific reason or reasons for the denial, (ii) specific references to the pertinent Plan provisions on which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, or other information relevant (as defined above) to the Claimant’s claim, and (iv) a statement describing any voluntary appeal procedures offered by the plan and a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

Section 11.3            Claims Appeals Upon Change in Control.  Upon a Change in Control, the Plan Administration Committee, as constituted immediately prior to such Change in Control, shall continue to act as the entity designated to hear appeals under this Article XI.  Upon such Change in Control, the Company may not remove any member of the Plan Administration Committee, but may replace resigning members if 2/3rds of the members of the Board of Directors of the Company and a majority of Participants and Beneficiaries with Account Balances consent to the replacement.

The Plan Administration Committee shall have the exclusive authority at the appeals stage to interpret the terms of the Plan and resolve appeals under the Claims Procedure.

Each Participating Employer shall, with respect to the Plan Administration Committee identified under this Section: (i) pay its proportionate share of all reasonable expenses and fees of the Plan Administration Committee, (ii) indemnify the Plan Administration Committee (including individual committee members) against any costs, expenses and liabilities including, without limitation, attorneys’ fees and expenses arising in connection with the performance of the Plan Administration Committee hereunder, except with respect to matters resulting from the Plan Administration Committee’s gross negligence or willful misconduct, and (iii) supply full and timely information to the Plan Administration Committee on all matters related to the Plan, any rabbi trust, Participants, Beneficiaries and Accounts as the Plan Administration Committee may reasonably require.

Section 11.4            Legal Action.  A Claimant may not bring any legal action, including commencement of any arbitration, relating to a claim for benefits under the Plan unless and until the Claimant has followed the claims procedures under the Plan and exhausted his or her administrative remedies under such claims procedures.

If a Participant or Beneficiary prevails in a legal proceeding brought under the Plan to enforce the rights of such Participant or any other similarly situated Participant or Beneficiary, in whole or in part, the Participating Employer shall reimburse such Participant or Beneficiary for all legal costs, expenses, attorneys’ fees and such other liabilities incurred as a result of such proceedings.  If the legal proceeding is brought in connection with a Change in Control, or a “change in control” as defined in a rabbi trust described in Section  10.2, the Participant or Beneficiary may file a claim directly with the trustee for reimbursement of such costs, expenses and fees.  For purposes of the preceding sentence, the amount of the claim shall be treated as if it were an addition to the Participant’s or Beneficiary’s Account Balance and will be included in determining the Participating Employer’s trust funding obligation under Section 10.2.

Section 11.5            Committee Discretion.  All interpretations, determinations and decisions of the Plan Administration Committee with respect to any claim shall be made in its sole discretion, and shall be final and conclusive. Notwithstanding anything to the contrary herein, the Compensation Committee may, at any time and from time to time, without any further action of the Plan Administration Committee, exercise the powers and duties of the Plan Administration Committee under the Plan.

Section 11.6            Arbitration.

(a)           Prior to Change in Control. If, prior to a Change in Control, any claim or controversy between a Participating Employer and a Participant or Beneficiary is not resolved through the claims procedure set forth in Article XI, such claim shall be submitted to and resolved exclusively by expedited binding arbitration by a single arbitrator.  Arbitration shall be conducted in accordance with the following procedures:

The complaining party shall promptly send written notice to the other party identifying the matter in dispute and the proposed remedy.  Following the giving of such notice, the parties shall meet and attempt in good faith to resolve the matter. In the event the parties are unable to resolve the matter within 21 days, the parties shall meet and attempt in good faith to select a single arbitrator acceptable to both parties.  If a single arbitrator is not selected by mutual consent within ten Business Days following the giving of the written notice of dispute, an arbitrator shall be selected from a list of nine persons each of whom shall be an attorney who is either engaged in the active practice of law or recognized arbitrator and who, in either event, is experienced in serving as an arbitrator in disputes between employers and employees, which list shall be provided by the main office of either JAMS, the American Arbitration Association (“AAA”) or the Federal Mediation and Conciliation Service. If, within three Business Days of the parties’ receipt of such list, the parties are unable to agree on an arbitrator from the list, then the parties shall each strike names alternatively from the list, with the first to strike being determined by the flip of a coin.  After each party has had four strikes, the remaining name on the list shall be the arbitrator.  If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.

Unless the parties agree otherwise, within 60 days of the selection of the arbitrator, a hearing shall be conducted before such arbitrator at a time and a place agreed upon by the parties. In the event the parties are unable to agree upon the time or place of the arbitration, the time and place shall be designated by the arbitrator after consultation with the parties. Within 30 days of the conclusion of the arbitration hearing, the arbitrator shall issue an award, accompanied by a written decision explaining the basis for the arbitrator’s award.

In any arbitration hereunder, the Participating Employer shall pay all administrative fees of the arbitration and all fees of the arbitrator, except that the Participant or Beneficiary may, if he/she/it wishes, pay up to one-half of those amounts.  Each party shall pay its own attorneys’ fees, costs, and expenses, unless the arbitrator orders otherwise. The prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the arbitrator’s compensation), expenses, and attorneys’ fees. The arbitrator shall have no authority to add to or to modify this Plan, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy.  The arbitrator shall have no authority to add to or to modify this Plan, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that it would be entitled to summary judgment if the matter had been pursued in court litigation.

The parties shall be entitled to discovery as follows: Each party may take no more than three depositions. The Participating Employer may depose the Participant or Beneficiary plus two other witnesses, and the Participant or Beneficiary may depose the Participating Employer, pursuant to Rule 30(b)(6) of the Federal Rules of Civil Procedure, plus two other witnesses. Each party may make such reasonable document discovery requests as are allowed in the discretion of the arbitrator.

The decision of the arbitrator shall be final, binding, and non-appealable, and may be enforced as a final judgment in any court of competent jurisdiction.

This arbitration provision of the Plan shall extend to claims against any parent, subsidiary, or affiliate of each party, and, when acting within such capacity, any officer, director, shareholder, Participant, Beneficiary, or agent of any party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law or under this Plan.

Notwithstanding the foregoing, and unless otherwise agreed between the parties, either party may apply to a court for provisional relief, including a temporary restraining order or preliminary injunction, on the ground that the arbitration award to which the applicant may be entitled may be rendered ineffectual without provisional relief.

Any arbitration hereunder shall be conducted in accordance with the Federal Arbitration Act: provided, however, that, in the event of any inconsistency between the rules and procedures of the Act and the terms of this Plan, the terms of this Plan shall prevail.

If any of the provisions of this Section  11.6(a)  are determined to be unlawful or otherwise unenforceable, in the whole part, such determination shall not affect the validity of the remainder of this section and this section shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration.  If a court should find that the provisions of this Section  11.6(a)  are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact and treated as determinative to the maximum extent permitted by law.

The parties do not agree to arbitrate any putative class action or any other representative action. The parties agree to arbitrate only the claims(s) of a single Participant or Beneficiary.

(b)           Upon Change in Control. If, upon the occurrence of a Change in Control, any dispute, controversy or claim arises between a Participant or Beneficiary and the Participating Employer out of or relating to or concerning the provisions of the Plan, such dispute, controversy or claim shall be finally settled by a court of competent jurisdiction which, notwithstanding any other provision of the Plan, shall apply a de novo standard of review to any determination made by the Company or its Board of Directors,  a Participating Employer, the Plan Administration Committee,  the Plan Administration Committee,  or the Compensation Committee.

ARTICLE XII

General Provisions

Section 12.1            Assignment.  No interest of any Participant, or Beneficiary under this Plan and no benefit payable hereunder shall be assigned as security for a loan, and any such purported assignment shall be null, void and of no effect, nor shall any such interest or any such benefit be subject in any manner, either voluntarily or involuntarily, through court order or otherwise, to anticipation, sale, transfer, assignment or encumbrance by or through any Participant or Beneficiary.

The Company may assign any or all of its liabilities under this Plan in connection with any restructuring, recapitalization, sale of assets or other similar transactions affecting a Participating Employer without the consent of the Participant.

Section 12.2            No Legal or Equitable Rights or Interest. No Participant or other person shall have any legal or equitable rights or interest in this Plan that are not expressly granted in this Plan. Participation in this Plan does not give any person any right to be retained in the service of the Participating Employer. The right and power of a Participating Employer to dismiss or discharge an Employee is expressly reserved.  The Participating Employers make no representations or warranties as to the tax consequences to a Participant or a Participant’s beneficiaries resulting from a deferral of income pursuant to the Plan.

Section 12.3            No Employment Contract.  Nothing contained herein shall be construed to constitute a contract of employment between an Employee and a Participating Employer.

Section 12.4            Notice.  Any notice or filing required or permitted to be given to the Plan Administration Committee or the Company under the Plan shall be sufficient if in writing and hand-delivered, or sent by first class mail to the principal office of Abbott Laboratories, directed to the attention of the Plan Administration Committee. Such notice shall be deemed given as of the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark.

Section 12.5            Headings.  The headings of Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

Section 12.6            Invalid or Unenforceable Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Plan Administration Committee may elect in its sole discretion to construe such invalid or unenforceable provisions in a manner that conforms to applicable law or as if such provisions, to the extent invalid or unenforceable, had not been included.

Section 12.7            Lost Participants or Beneficiaries.  Any Participant or Beneficiary who is entitled to a benefit from the Plan has the duty to keep the Plan Administration Committee advised of his or her current mailing address.  If benefit payments are returned to the Plan or are not presented for payment after a reasonable amount of time, the Plan Administration Committee shall presume that the payee is missing.  The Plan Administration Committee, after making such efforts as in its discretion it deems reasonable and appropriate to locate the payee, shall stop payment on any uncashed checks and may discontinue making future payments until contact with the payee is restored.

Section 12.8            Facility of Payment to a Minor.  If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Plan Administration Committee may, in its discretion, make such distribution: (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence, or (ii) to the conservator or guardian or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Plan Administration Committee, the Compensation Committee, the Company, and the Plan from further liability on account thereof.

Section 12.9            Governing Law and Venue.  To the extent not preempted by ERISA, the laws of the State of Minnesota shall govern the construction and administration of the Plan.  All litigation in any way related to the Plan (including but not limited to any and all claims for benefits) must be filed in the United States District Court for the District of Minnesota.